EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT BETWEEN
GREATER DELAWARE VALLEY SAVINGS BANK
(doing business as Alliance Bank)
and
Dennis D. Cirucci

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is dated this 21st day of May 2008 between Greater Delaware Valley Savings Bank, a Pennsylvania-chartered savings bank doing business as Alliance Bank (the “Bank”), and Dennis D. Cirucci (the “Executive”).  The Bank is a wholly owned subsidiary of Alliance Bancorp, Inc. of Pennsylvania, a mid-tier holding company of the Bank (“Alliance Bancorp”), which is a majority-owned subsidiary of Alliance Mutual Holding Company, a federally-chartered mutual holding company (the “MHC”).  Alliance Bancorp and the Bank are collectively referred to herein as the “Employers”.

WITNESSETH

WHEREAS, the Executive is presently employed as the President and Chief Executive Officer of each of the Employers;

WHEREAS, the Bank desires to be ensured of the Executive’s continued active participation in the business of the Employers;

WHEREAS, the Bank and the Executive have previously entered into an employment agreement originally dated June 21, 2001 (the “Prior Agreement”);

WHEREAS, the Bank desires to amend and restate the Prior Agreement in order to make changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended, as well as certain other changes; and

WHEREAS, in order to induce the Executive to remain in the employ of the Employers and in consideration of the Executive’s agreeing to remain in the employ of the Employers, the parties desire to specify the severance benefits which shall be due the Executive in the event that his employment with the Employers is terminated under specified circumstances.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.           Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)           Annual Compensation.  The Executive’s “Average Annual Compensation” for purposes of this Agreement shall be deemed to mean the average level of compensation paid to the Executive by the Employers or any subsidiary thereof during the most recent five taxable years preceding the year in which the Date of Termination occurs and which was either (i) included in the Executive’s gross income for tax purposes, including but not limited to Base Salary, bonuses and amounts taxable to the Executive under any qualified or non-qualified employee benefit plans of the Employers, or (ii) deferred at the election of the Executive.

(b)           Base Salary.  “Base Salary” shall have the meaning set forth in Section 3(a) hereof.

(c)           Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or a material breach of any provision of this Agreement.

(d)           Change in Control.  “Change in Control” shall mean a change in the ownership of Alliance Bancorp or the Bank, a change in the effective control of Alliance Bancorp or the Bank or a change in the ownership of a substantial portion of the assets of Alliance Bancorp or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder; provided, however, that any second-step conversion and reorganization pursuant to which the MHC ceases to exist shall not be deemed to be a Change in Control.

(e)           Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)           Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause or for Disability, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination.

(g)           Disability.  Termination by the Employers of the Executive’s employment based on “Disability” shall mean termination because of any medically determinable physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Employers or any subsidiary or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System, provided that in each case the medically determinable physical or mental impairment can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(h)           Good Reason.  Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive based upon the occurrence of any of the following events:

(i)           any material breach of this Agreement by the Bank, including without limitation any of the following: (A) a material diminution in the Executive’s base compensation, (B) a material diminution in the Executive’s authority, duties or responsibilities as prescribed in Section 2, or (C) any requirement that the Executive report to a corporate officer or employee of the Employers instead of reporting directly to the Boards of Directors of the Employers, or

(ii)           any material change in the geographic location at which the Executive must perform his services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Employers within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employers shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employers received the written notice from the Executive.  If the Employers remedy the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Employers do not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(i)           IRS.  IRS shall mean the Internal Revenue Service.

(j)           Notice of Termination.  Any purported termination of the Executive’s employment by the Bank for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Bank’s termination of the Executive’s employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 10 hereof.

(k)           Retirement.  “Retirement” shall mean voluntary termination by the Executive in accordance with the Employers’ retirement policies, including early retirement, generally applicable to their salaried employees.

2.           Term of Employment.

(a)           The Bank hereby employs the Executive as its President and Chief Executive Officer, and the Executive hereby accepts said employment and agrees to render such services to the Bank on the terms and conditions set forth in this Agreement.  The initial term of this Agreement shall expire June 30, 2010, subject to earlier termination as provided herein.  Beginning on June 30, 2009, and on each annual anniversary thereafter, the term of this Agreement shall be extended for a period of one year (such that at any time thereafter the remaining term of this Agreement shall be from one to two years), provided that neither the Bank nor the Executive has given notice to the other party hereto in writing at least 60 days prior to such June 30 annual anniversary date that the term of this Agreement shall not be extended further.  References herein to the term of this Agreement shall refer to both such initial term and such extended terms.  The Board of Directors of the Bank shall review on a periodic basis (and no less frequently than annually) whether to permit further extensions of the term of this Agreement.  If either party hereto gives timely notice that the term will not be extended as of any June 30 annual anniversary date, then this Agreement shall terminate at the conclusion of its remaining term. As part of such review, the Board of Directors shall consider all relevant factors, including the Executive’s performance hereunder, and shall either expressly approve further extensions of the term of this Agreement or decide to provide notice to the contrary.

(b)           During the term of this Agreement, the Executive shall perform such executive services for the Bank as may be consistent with his titles and from time to time assigned to him by the Bank’s Board of Directors.

3.           Compensation and Benefits.

(a)           The Bank shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary of $267,000 per year (“Base Salary”), which may be increased from time to time in such amounts as may be determined by the Bank’s Board of Directors and may not be decreased without the Executive’s express written consent.  In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Bank’s Board of Directors.

(b)           During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, restricted stock grant plan, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Employers, to the extent commensurate with his then duties and responsibilities, as fixed by the Boards of Directors of the Employers.  The Bank shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Employers and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Employers.  Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

(c)           During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Boards of Directors of the Employers.  The Executive shall not be entitled to receive any additional compensation from the Bank for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Boards of Directors of the Employers.

(d)           In the event the Executive’s employment is terminated due to Disability or Retirement, the Bank shall provide continued life, medical, dental and disability coverage substantially similar to the coverage maintained by the Employers for the Executive immediately prior to his termination, in each case subject to Section 3(f) below.  Such coverage shall be provided for the period otherwise remaining in the term of this Agreement but for such Disability or Retirement; however, nothing contained in this Agreement shall reduce any rights the Executive may have to continuation of insurance coverage beyond the period otherwise remaining in the term of this Agreement pursuant to any policy of the Employers in existence from time to time.

(e)           In the event of the Executive’s death during the term of this Agreement, the Bank shall provide to the Executive’s spouse until such spouse reaches age 65 continued medical and dental coverage substantially similar to the coverage maintained by the Employers for the Executive immediately prior to his death, subject to Section 3(f) below.

(f)           Any insurance premiums payable by the Employers or any successors pursuant to Section 3(d) or 3(e) above shall be payable at such times and in such amounts (except that the coverage pursuant to Section 3(e) above shall be based on the costs of providing individual spousal benefits) as if the Executive was still an employee of the Employers, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employers in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employers in any other taxable year; and provided further that if the participation of the Executive or his spouse in any group insurance plan is barred, the Employers shall either arrange to provide the Executive (or his spouse with respect to Section 3(e)) with insurance benefits substantially similar to those which the Executive (or his spouse with respect to Section 3(e)) was entitled to receive under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the Date of Termination based on the annualized rate of premiums being paid by the Employers as of the Date of Termination.

4.           Expenses.  The Bank shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employers, including, but not by way of limitation, automobile expenses and other traveling expenses, and all reasonable entertainment expenses (whether incurred at the Executive’s residence, while traveling or otherwise), subject to such reasonable documentation and other limitations as may be established by the Boards of Directors of the Employers.  If such expenses are paid in the first instance by the Executive, the Bank shall reimburse the Executive therefor.  Such reimbursement shall be paid promptly by the Bank and in any event no later than March 15 of the year immediately following the year in which such expenses were incurred.

5.           Termination.

(a)           The Bank shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

(b)           In the event that (i) the Executive’s employment is terminated by the Bank for Cause or (ii) the Executive terminates his employment hereunder other than for Disability, Retirement, death or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(c)           In the event that the Executive’s employment is terminated as a result of Disability or Retirement or the Executive’s death during the term of this Agreement, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination except as provided in Section 3 hereof.

(d)           In the event that either before or after a Change in Control (i) the Executive’s employment is terminated by the Bank for other than Cause, Disability, Retirement or the Executive’s death or (ii) such employment is terminated by the Executive for Good Reason, then the Bank shall:

(A)           pay to the Executive, in a lump sum within ten business days following the Date of Termination, a cash severance amount equal to two (2) times the Executive’s Average Annual Compensation;

(B)           maintain and provide for a period ending at the earlier of (i) the expiration of the remaining term of this Agreement as of the Date of Termination or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health and accident insurance, and disability insurance plans offered by the Employers in which the Executive was participating immediately prior to the Date of Termination; provided that any insurance premiums payable by the Bank or any successors pursuant to this Section 5(d)(B) shall be payable at such times and in such amounts (except that the Bank shall also pay any employee portion of the premiums) as if the Executive was still an employee of the Employers, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Bank in any taxable year shall not affect the amount of insurance premiums required to be paid by the Bank in any other taxable year; and provided further that if the Executive’s participation in any group insurance plan is barred, the Bank shall either arrange to provide the Executive with insurance benefits substantially similar to those which the Executive was entitled to receive under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the Date of Termination based on the annualized rate of premiums being paid by the Bank as of the Date of Termination; and

(C)           pay to the Executive, in a lump sum within thirty (30) days following the Date of Termination, a cash amount equal to the projected cost to the Employers of providing benefits to the Executive until the expiration of the remaining term of this Agreement as of the Date of Termination pursuant to any other employee benefit plans, programs or arrangements offered by the Employers in which the Executive was entitled to participate immediately prior to the Date of Termination (excluding (w) stock option and restricted stock plans of the Employers, (x) bonus and other items of cash compensation included in Average Annual Compensation, (y) retirement plans of the Employers and (z) other benefits, or portions thereof, included in Average Annual Compensation), with the projected cost to the Employers to be based on the costs incurred for the calendar year immediately preceding the year in which the Date of Termination occurs and with any automobile-related costs to exclude any depreciation on Bank-owned automobiles.

6.           Payment of Additional Benefits under Certain Circumstances.

(a)           If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers, would constitute a “parachute payment” as defined in Section 280G(b)(2) of the Code (the “Initial Parachute Payment”), then the Bank shall pay to the Executive, in a lump sum within ten business days following  the Date of Termination, a cash amount equal to the sum of the following:

(A)           twenty (20) percent (or such other percentage equal to the tax rate imposed by Section 4999 of the Code) of the amount by which the Initial Parachute Payment exceeds the Executive’s “base amount” from the Employers, as defined in Section 280G(b)(3) of the Code, with the difference between the Initial Parachute Payment and the Executive’s base amount being hereinafter referred to as the “Initial Excess Parachute Payment”; and

(B)   such additional amount (tax allowance) as may be necessary to compensate the Executive for the payment by the Executive of state, local and federal income and excise taxes on the payment provided under clause (A) above and on any payments under this clause (B).  In computing such tax allowance, the payment to be made under clause (A) above shall be multiplied by the “gross up percentage” (“GUP”).  The GUP shall be determined as follows:

GUP =	Tax Rate
1 - Tax Rate

The Tax Rate for purposes of computing the GUP shall be the highest marginal federal, state and local income and employment-related tax rate (including Social Security and Medicare taxes), including any applicable excise tax rate under clause (A) above, applicable to the Executive in the year in which the payment under clause (B) above is made, and shall also reflect the phase-out of deductions and the ability to deduct certain of such taxes.

(b)           Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which the Executive is a party that the actual excess parachute payment as defined in Section 280G(b)(1) of the Code is different from the Initial Excess Parachute Payment (such different amount being hereafter referred to as the “Determinative Excess Parachute Payment”), then the Bank’s independent tax counsel or accountants shall determine the amount (the “Adjustment Amount”) which either the Executive must pay to the Bank or the Bank must pay to the Executive in order to put the Executive (or the Bank, as the case may be) in the same position the Executive (or the Bank, as the case may be) would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment.  In determining the Adjustment Amount, the independent tax counsel or accountants shall take into account any and all taxes (including any penalties and interest) paid by or for the Executive or refunded to the Executive or for the Executive’s benefit.  As soon as practicable after the Adjustment Amount has been so determined, and in no event more than thirty (30) days after the Adjustment Amount has been so determined, the Bank shall pay the Adjustment Amount to the Executive or the Executive shall repay the Adjustment Amount to the Bank, as the case may be.

(c)           In each calendar year that the Executive receives payments of benefits under this Section 6, the Executive shall report on his state, local and federal income tax returns such information as is consistent with the determination made by the independent tax counsel or accountants of the Bank as described above.  The Bank shall indemnify and hold the Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorneys’ fees, interest, fines and penalties) which the Executive incurs as a result of so reporting such information, with such indemnification to be paid by the Bank to the Executive as soon as practicable and in any event no later than March 15 of the year immediately following the year in which the amount subject to indemnification was determined.  The Executive shall promptly notify the Bank in writing whenever the Executive receives notice of the institution of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Section 6 is being reviewed or is in dispute.  The Bank shall assume control at its expense over all legal and accounting matters pertaining to such federal tax treatment (except to the extent necessary or appropriate for the Executive to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this Section 6) and the Executive shall cooperate fully with the Employers in any such proceeding.  The Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Bank may have in connection therewith without the prior consent of the Bank.

7.           Mitigation; Exclusivity of Benefits.

(a)           The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Section 5(d)(B)(ii) hereof.

(b)           The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

8.           Withholding.  All payments required to be made by the Bank hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Bank may reasonably determine should be withheld pursuant to any applicable law or regulation.

9.           Assignability.  The Bank may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which either of the Employers may hereafter merge or consolidate or to which either of the Employers may transfer all or substantially all of its respective assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Bank hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

10.           Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

      To the Bank:                 Secretary
Greater Delaware Valley Saving Bank
(doing business as Alliance Bank)
541 Lawrence Road
Broomall, Pennsylvania 19008

To the Executive:          Dennis D. Cirucci
At his last address on file with
the Employers

11.           Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Bank’s Board of Directors to sign on its behalf.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  In addition, notwithstanding anything in this Agreement to the contrary, the Bank may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

12.           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.

13.           Nature of Obligations.  Nothing contained herein shall create or require the Bank to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Bank.

14.           Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

16.           Changes in Statutes or Regulations. If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

17.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

18.           Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359.

19.           Payment of Costs and Legal Fees and Reinstatement of Benefits.  In the event any dispute or controversy arising under or in connection with the Executive’s termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of (a) all legal fees incurred by the Executive in resolving such dispute or controversy, and (2) any back-pay, including Base Salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due to the Executive under this Agreement, within thirty (30) days following the date such judgment, arbitration or settlement becomes final and non-appealable.

20.           Indemnification.  The Bank shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, or in lieu thereof, shall indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under Pennsylvania law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank, Alliance Bancorp or any of their subsidiaries or affiliates (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities).  Such expenses and liabilities shall include, but shall not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

21.           Entire Agreement.  This Agreement embodies the entire agreement between the Bank and the Executive with respect to the matters agreed to herein.  All prior agreements between the Bank and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect, including the Prior Agreement.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Attest:	GREATER DELAWARE VALLEY
SAVINGS BANK
(doing business as Alliance Bank)

/s/Kathleen P. Lynch	By:	/s/John A. Raggi
Kathleen P. Lynch, Corporate Secretary		John P. Raggi
Chairman of Independent Directors

Attest:	EXECUTIVE

/s/Kathleen P. Lynch	By:	/s/Dennis D. Cirucci
Kathleen P. Lynch, Corporate Secretary		Dennis D. Cirucci